For Immediate Release
Worthington Industries Reports Third Quarter Results
COLUMBUS, Ohio, April 1, 2009 — Worthington Industries, Inc. (NYSE: WOR) today reported results for the three- and nine-month periods ended February 28, 2009.
(U.S. dollars in millions, except per share data)

	3Q2009	2Q2009	3Q2008	9M2009	9M2008
Net sales	$501.1	$745.4	$725.7	$2,159.7	$2,198.3
Operating income (loss)	(24.2)	(211.6)	18.1	(156.1)	49.5
Equity income	3.8	11.0	15.7	39.9	45.6
Net earnings (loss)	1.6	(164.7)	18.3	(94.5)	53.2
Earnings (loss) per share	$0.02	$(2.09)	$0.23	$(1.20)	$0.65
For the third quarter of fiscal 2009, net sales were $501.1 million, a decrease of 31% from $725.7 million last year. Third quarter net earnings were $1.6 million or $0.02 per diluted share, compared to net earnings of $18.3 million, or $0.23 per diluted share, for the same period last year. Net earnings for the third quarter of fiscal 2009 included the negative impact of $16.3 million in pre-tax restructuring charges partially offset by an $8.3 million pre-tax gain on the sale of the company’s Aegis Metal Framing joint venture, for a net negative impact of $0.04 on earnings per share. In addition, the current quarter pre-tax loss was more than offset by an income tax benefit due primarily to a change in the estimated annual effective tax rate. The prior year period included $4.2 million in pre-tax restructuring charges that negatively impacted earnings per share by $0.03. Restructuring charges in both periods were associated with ongoing Transformation Plan efforts.
For the nine-month period, net sales of $2,159.7 million were 2% lower than $2,198.3 million for the same period last year. The net loss was $94.5 million, or $1.20 per diluted share, compared to net earnings of $53.2 million, or $0.65 per diluted share, for the same period last year. Year-to-date results were negatively impacted by an inventory write-down ($98.7 million pre-tax), a goodwill impairment charge ($96.9 million pre-tax) and restructuring charges ($37.0 million pre-tax), partially offset by the gain on sale of Aegis ($8.3 million pre-tax) for a net negative impact of $2.08 on earnings per share. The prior year-to-date period was negatively impacted by $13.2 million, or $0.11 per share, in pre-tax restructuring charges.

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Worthington Industries
April 1, 2009

“All of our businesses are responding to the challenges of the severe economic downturn,” said John P. McConnell, Chairman and CEO. “We have kept our balance sheet strong and our early actions to mitigate the impact of the struggling global economy have helped us stabilize the operations during the drop in volume. Dietrich Metal Framing has done an excellent job of reducing costs and keeping pace with the significant pull back in commercial and residential construction.
“We continue to benefit from our transformation efforts which began a year ago. I am confident we will emerge from the downturn a much better company than when we entered it.”
Quarterly Segment Results
In the Steel Processing segment, quarterly net sales fell 45%, or $157.9 million, to $192.5 million from $350.4 million in the comparable quarter of fiscal 2008. The decrease in net sales was due to sharply lower volumes (down 57%). Volumes were weak in all customer categories, including automotive and construction, the two largest customer groups served by this segment. While average selling prices were higher than in the prior year period, selling prices continued to fall throughout the quarter. Reduced volumes and spreads, as well as an increase in bad debt reserves, led to an operating loss for this segment.
In the Metal Framing segment, net sales decreased 25%, or $45.6 million, to $137.2 million from $182.8 million in the comparable quarter of fiscal 2008. The decrease in net sales was due to much lower volumes (down 38%) associated with slowing construction activity. Excluding the impact of restructuring charges, operating income improved to nearly breakeven, despite the significant volume decline, as a result of permanent and temporary plant closures (nine), headcount reductions (477 or 27%) and other cost reductions implemented over the last 18 months.
In the Pressure Cylinders segment, net sales decreased 15%, or $20.8 million, to $117.5 million from $138.3 million in the comparable quarter of fiscal 2008. Weaker foreign currencies, relative to the U.S. dollar, negatively impacted reported U.S. dollar sales of the non-U.S. operations by $5.9 million compared to last year. Compared to the prior year period, volumes were down in all product lines, except for Balloon Time helium and the 16 oz. cylinder, as a result of the overall global slowdown. A successful sales effort in the 16 oz. product line has resulted in increased market share, helping to offset market weakness. Operating income declined 5% compared to the prior year.
Equity income from unconsolidated affiliates totaled $3.8 million, compared to $15.7 million in the year ago quarter. Equity income from the largest joint venture, Worthington Armstrong Venture (WAVE), remained solidly profitable despite declining 45% from the record set in the year ago period. Its results were partially offset by losses at the six other joint ventures, two of which have since been divested.

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Worthington Industries
April 1, 2009

Debt Position
At February 28, 2009, short term debt was $7.8 million, down from $135.4 million at May 31, 2008, and $126.0 million at November 30, 2008. The company’s unsecured revolving credit facility expires in May 2013 and currently allows for maximum borrowings of $435.0 million, leaving availability of $427.2 million at February 28, 2009. Debt covenants associated with the facility require maintenance of an interest coverage ratio (adjusted EBITDA divided by interest expense, on a trailing 12-month basis) of at least 3.25 times and total indebtedness to total capital of not more than 55%. At quarter end, interest coverage was 11.6 times and debt to capital was 34.0%. Adjusted EBITDA, for covenant purposes, adds back non-cash charges such as goodwill write-offs and inventory write-downs.
For purposes of the bank covenant calculation, total indebtedness includes amounts utilized on a $100.0 million revolving trade accounts receivable securitization facility. At February 28, 2009, $75.0 million was drawn on this facility. The securitization facility is backed by a recently renewed committed liquidity facility that expires during January 2010.
Other
Dividend Declared
The board of directors declared a quarterly cash dividend of $0.17 per share payable March 29, 2009, to shareholders of record on March 15, 2009.
Conference Call
Worthington will review third quarter results during its quarterly conference call today, April 1, 2009, at 1:30 p.m. Eastern Daylight Time. Details regarding the conference call can be found on the company web site at www.WorthingtonIndustries.com
Announcements
On December 19, 2008, Worthington announced the sale of its interest in the Aegis Metal Framing joint venture for approximately $25 million to its partner, MiTek Industries, Inc., a subsidiary of Berkshire Hathaway, Inc. The transaction closed on December 31, 2008. The joint venture began operations in February 2002.
Corporate Profile
Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America’s premier value-added steel processor and a leader in manufactured metal products such as metal framing, pressure cylinders, automotive past model service stampings, metal ceiling grid systems and laser welded blanks. Worthington employs approximately 7,000 people and operates 61 facilities in 10 countries.

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Worthington Industries
April 1, 2009

Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer and one of the strongest employee/employer partnerships in American industry serve as the company’s foundation.
Safe Harbor Statement
The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the company relating to business plans or to future or expected performance, sales, operating results and earnings per share; projected capacity and working capital needs; demand trends; pricing trends for raw materials and finished goods; anticipated capital expenditures and asset sales; anticipated improvements and efficiencies in operations, sales and sourcing and the results thereof; anticipated impacts of transformation efforts; projected timing, results, costs, charges and expenditures related to headcount reductions and facility dispositions, shutdowns and consolidations; the alignment of operations with demand; the ability to take advantage of future opportunities, new products and markets; expectations for company and customer inventories, jobs and orders; expectations for the economy and markets; expected benefits from turnaround plans, cost reduction efforts and other new initiatives; expectations for improving margins and increasing shareholder value; effects of judicial rulings and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of conditions in national and worldwide financial markets; product demand and pricing; changes in product mix, product substitution and market acceptance of the company’s products; fluctuations in pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and related industries; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the company does business; the ability to realize targeted expense reductions from head count reductions, facility closures and other cost reduction efforts; the ability to realize other cost savings and operational, sales and sourcing improvement and efficiencies on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and achieve synergies therefrom; capacity levels and efficiencies within facilities and within the industry as a whole; the effect of disruption in business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, and foreign currency exposure; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; adverse claims experience with respect to workers compensation, product recalls or liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the company in the application of its significant accounting policies; level of imports and import prices in the company’s markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad; and other risks described from time to time in the company’s filings with the United States Securities and Exchange Commission.

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WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share)

	Three Months Ended		Nine Months Ended
	February 28,	February 29,	February 28,	February 29,
	2009	2008	2009	2008
Net sales	$501,125	$725,667	$2,159,697	$2,198,286
Cost of goods sold	461,204	649,940	2,022,293	1,973,764

Gross margin	39,921	75,727	137,404	224,522
Selling, general and administrative expense	47,778	53,494	159,520	161,766
Goodwill impairment	—	—	96,943	—
Restructuring charges	16,309	4,179	36,997	13,217

Operating income (loss)	(24,166)	18,054	(156,056)	49,539
Other income (expense):
Miscellaneous expense	(3,327)	(818)	(5,079)	(4,157)
Gain on sale of Aegis	8,331	—	8,331	—
Interest expense	(4,289)	(5,702)	(16,408)	(15,710)
Equity in net income of unconsolidated affiliates	3,814	15,665	39,857	45,577

Earnings (loss) before income taxes	(19,637)	27,199	(129,355)	75,249
Income tax expense (benefit)	(21,191)	8,897	(34,879)	22,039

Net earnings (loss)	$1,554	$18,302	$(94,476)	$53,210

Average common shares outstanding — basic	78,856	80,184	78,892	81,879

Earnings (loss) per share — basic	$0.02	$0.23	$(1.20)	$0.65

Average common shares outstanding — diluted	78,856	80,214	78,892	82,480

Earnings (loss) per share — diluted	$0.02	$0.23	$(1.20)	$0.65

Common shares outstanding at end of period	78,892	79,304	78,892	79,304

Cash dividends declared per share	$0.17	$0.17	$0.51	$0.51

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	February 28,	May 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$31,943	$73,772
Receivables, less allowances of $14,480 and $4,849 at February 28, 2009 and May 31, 2008	215,050	384,354
Inventories:
Raw materials	186,866	350,256
Work in process	59,884	123,106
Finished products	118,772	119,599

Total inventories	365,522	592,961
Income taxes receivable	25,410	—
Assets held for sale	2,025	1,132
Deferred income taxes	54,659	17,966
Prepaid expenses and other current assets	35,271	34,785

Total current assets	729,880	1,104,970

Investments in unconsolidated affiliates	102,440	119,808
Goodwill	98,293	183,523
Other assets	38,634	29,786
Property, plant & equipment, net	519,697	549,944

Total assets	$1,488,944	$1,988,031

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$212,189	$356,129
Notes payable	7,840	135,450
Accrued compensation, contributions to employee benefit plans and related taxes	29,711	59,619
Dividends payable	13,452	13,487
Distributions in excess of investment in unconsolidated affiliate	18,723	—
Other accrued items	53,751	68,545
Income taxes payable	7,465	31,665

Total current liabilities	343,131	664,895

Other liabilities	37,826	49,785
Long-term debt	245,400	245,000
Deferred income taxes	109,405	100,811

Total liabilities	735,762	1,060,491

Minority interest	40,044	42,163
Shareholders’ equity	713,138	885,377

Total liabilities and shareholders’ equity	$1,488,944	$1,988,031

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Nine Months Ended
	February 28,	February 29,	February 28,	February 29,
	2009	2008	2009	2008
Operating activities
Net earnings (loss)	$1,554	$18,302	$(94,476)	$53,210
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	15,848	15,768	48,227	46,990
Goodwill impairment	—	—	96,943	—
Restructuring charges, non-cash	4,665	1,378	7,611	4,108
Provision for deferred income taxes	26,876	(10,169)	(23,296)	(3,693)
Equity in net income of unconsolidated affiliates, net of distributions	29,085	(2,665)	21,543	(3,177)
Minority interest in net income of consolidated subsidiaries	2,181	1,212	3,743	5,199
Net loss (gain) on sale of assets	502	(115)	512	2,827
Stock-based compensation	1,448	1,203	4,051	2,965
Excess tax benefits — stock-based compensation	—	(44)	(355)	(2,292)
Gain on sale of Aegis	(8,331)	—	(8,331)	—
Changes in assets and liabilities:
Accounts receivable	122,679	(38,576)	202,125	(13,012)
Inventories	94,334	(42,852)	234,620	(42,215)
Prepaid expenses and other current assets	(22,821)	3,165	(28,558)	3,037
Other assets	244	221	899	(131)
Accounts payable and accrued expenses	(132,011)	66,591	(245,202)	56,846
Other liabilities	(11,567)	(1,988)	(16,375)	(2,482)

Net cash provided by operating activities	124,686	11,431	203,681	108,180

Investing activities
Investment in property, plant and equipment, net	(19,256)	(10,612)	(49,495)	(37,233)
Acquisitions, net of cash acquired	(150)	16	(40,375)	(2,225)
Distributions from (investments in) unconsolidated affiliates, net	6,680	(526)	3,542	(47,569)
Proceeds from sale of assets	2,101	510	5,559	802
Proceeds from sale of unconsolidated affiliates	22,195	—	24,045	—
Sales of short-term investments	—	—	—	25,562

Net cash provided (used) by investing activities	11,570	(10,612)	(56,724)	(60,663)

Financing activities
Net proceeds from (payments on) short-term borrowings	(118,139)	70,100	(135,525)	131,650
Principal payments on long-term debt	(4)	—	(252)	—
Proceeds from issuance of common shares	785	98	2,528	13,146
Excess tax benefits — stock-based compensation	—	44	355	2,292
Payments to minority interest	—	(3,840)	(3,216)	(10,560)
Repurchase of common shares	—	(38,475)	(12,402)	(125,785)
Dividends paid	(13,398)	(13,868)	(40,274)	(42,105)

Net cash provided (used) by financing activities	(130,756)	14,059	(188,786)	(31,362)

Increase (decrease) in cash and cash equivalents	5,500	14,878	(41,829)	16,155
Cash and cash equivalents at beginning of period	26,443	39,554	73,772	38,277

Cash and cash equivalents at end of period	$31,943	$54,432	$31,943	$54,432

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands)
This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended		Nine Months Ended
	February 28,	February 29,	February 28,	February 29,
	2009	2008	2009	2008
Volume:
Steel Processing (tons)	344	809	1,641	2,459
Metal Framing (tons)	97	157	369	494
Pressure Cylinders (units)	10,968	11,460	33,487	33,675

Net sales:
Steel Processing	$192,471	$350,402	$1,003,950	$1,050,486
Metal Framing	137,210	182,789	550,495	563,275
Pressure Cylinders	117,531	138,287	408,330	408,099
Other	53,913	54,189	196,922	176,426

Total net sales	$501,125	$725,667	$2,159,697	$2,198,286

Material cost:
Steel Processing	$161,140	$266,818	$841,866	$799,156
Metal Framing	94,335	130,017	432,634	413,736
Pressure Cylinders	55,554	66,278	193,353	191,337

Operating income (loss):
Steel Processing	$(18,643)	$10,030	$(46,097)	$30,276
Metal Framing	(6,049)	(7,562)	(139,071)	(31,610)
Pressure Cylinders	13,136	13,889	51,958	49,285
Other	(12,610)	1,697	(22,846)	1,588

Total operating income (loss)	$(24,166)	$18,054	$(156,056)	$49,539

The following provides detail of the restructuring charges included in the operating income (loss) by segment presented above.

	Three Months Ended		Nine Months Ended
	February 28,	February 29,	February 28,	February 29,
	2009	2008	2009	2008

Pre-tax restructuring charges by segment:
Steel Processing	$2,606	$—	$3,079	$1,096
Metal Framing	5,854	2,466	11,504	6,905
Pressure Cylinders	—	103	7	103
Other	7,849	1,610	22,407	5,113

Total restructuring charges	$16,309	$4,179	$36,997	$13,217